EXHIBIT 99.1

Argos Therapeutics and Saint-Gobain Announce Agreement for Production of Disposables Used in Automated Manufacturing of Fully Personalized Immunotherapies

Collaboration Will Support Commercial Production of Argos Immunotherapies Based on the Arcelis(R) Technology Platform

DURHAM, N.C. and AURORA, Ohio, Jan. 6, 2015 (GLOBE NEWSWIRE) -- Argos Therapeutics Inc. (Nasdaq:ARGS) ("Argos"), a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases based on the Arcelis® technology platform, today announced a collaboration with Saint-Gobain's Performance Plastics division, a leader in high-performance components and solutions using engineered polymers. Under the terms of the agreement, Saint-Gobain will partner with Argos to design, integrate and scale production of a range of disposables for use in the automated manufacturing of Argos' lead product candidate, AGS-003, currently being tested in a Phase III clinical trial for the treatment of metastatic renal cell carcinoma (mRCC).

"We believe Saint-Gobain is the ideal partner to provide us with disposables that meet the technical specifications we need in the manufacturing of our personalized immunotherapies," says Jeff Abbey, president and CEO of Argos. "Their commitment to this development program and to Argos is a critical step in our effort to bring together all of the high quality resources and expertise we need to support the potential future commercialization of AGS-003. The utilization of their disposables with our automated production technology positions us to maximize throughput while processing biomaterials from multiple patients simultaneously in the same automated manufacturing suite."

"Argos' Arcelis technology platform shows clear potential to support development of a range of autologous cell therapies that could change the future of patient care in cancer and infectious diseases. We are excited about the opportunity to partner with the Argos team to develop and supply the essential range of disposables that will be required to advance AGS-003 through late stage development and on to commercialization," says Steve Maddox, General Manager of Saint-Gobain Performance Plastics' Life Sciences business unit.

About the Arcelis® Technology Platform

Arcelis® is a fully personalized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T-cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers and infectious diseases and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized immunotherapies. The Arcelis® process uses only a small tumor or blood sample and the patient's own dendritic cells, which are collected and optimized following a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient's plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a second Arcelis®-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial in combination with a latency reversing drug for HIV eradication in adult patients. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

About Saint-Gobain

Saint-Gobain, the world leader in the habitat and construction markets, designs, manufactures and distributes building and high-performance materials, providing innovative solutions to the challenges of growth, energy efficiency and environmental protection. With 2013 sales of $55.8 billion, Saint-Gobain operates in 64 countries and has nearly 190,000 employees.

Saint-Gobain's Performance Plastics business is headquartered in Aurora, Ohio, and employs approximately 6,000 people in 22 countries. It is a world leader in high-performance plastics, including flexible tubing, seals, coated fabrics, foams, window film, barrier/release films, tapes, medical components, fluid handling systems and bearings.

For more information, visit www.plastics.saint-gobain.com, www.biopharm.saint-gobain.com, www.saint-gobain.com and www.saint-gobain-northamerica.com.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, including statements about Argos and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtains approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Argos' Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Argos' views as of January 6, 2015. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to January 6, 2015.

CONTACT: Media contacts:

         For Argos Therapeutics:
         Adam Daley
         Berry & Company Public Relations
         212-253-8881
         adaley@berrypr.com

         For Saint-Gobain:
         William Seiberlich
         610-341-7187
         William.Seiberlich@saint-gobain.com

         Investor contact:

         For Argos Therapeutics:
         Nancy Yu
         Burns McClellan
         nyu@burnsmc.com
         212-213-0006